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                                                                    EXHIBIT 99.1


                Key Components Reports First Quarter 2004 RESULTS


Tarrytown, N.Y. - May 17, 2004 - Key Components, LLC (CUSIP No. 9859Z US) ("Key Components", "KCLLC" or "the Company"), a leading manufacturer of custom-engineered essential componentry, today reported results for the three months ended March 31, 2004.



                                       Three Months ended March 31,
                           ---------------------------------------------------
    ($ in thousands)        2004           2003                 Change
    ----------------        ----           ----        ----------------------

    Net Sales              $50,868       $43,807       $ 7,061          16.1%

    Gross Profit            19,449        16,390         3,059          18.7%

    Operating Income         8,943         7,156         1,787          25.0%

    EBITDA                   9,836         8,044         1,792          22.3%

    Net Income             $ 2,375       $ 2,404       $   (29)         -1.2%


    Note: Financial results presented in this table should be read in conjuntion with the footnote text and financial table at the end of this press release.


Key Components reported revenues for the three months ended March 31, 2004 ("Quarter 2004") of approximately $50.9 million as compared to approximately $43.8 million for the three months ended March 31, 2003 ("Quarter 2003"). Gross profit for the Quarter 2004 increased by approximately $3.1 million, or 18.7%, to approximately $19.4 million for the Quarter 2004 from approximately $16.4 million for the Quarter 2003. SG&A expenses for the Quarter 2004 increased approximately $1.3 million, or 13.8%, from approximately $9.2 million for the Quarter 2003, to approximately $10.5 million for the Quarter 2004. EBITDA was approximately $9.8 million for the Quarter 2004 as compared to approximately $8.0 million for the Quarter 2003. The growth in gross profit and EBITDA for the Quarter 2004 resulted primarily from strong top-line performance of the Company's specialty electrical products and turbocharger components product lines, as well as the impact of the acquisition of the mechanical component product line of Arens Controls, LLC ("Arens"), which was completed in March 2003.

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On May 7, 2004, the Company acquired the net assets of Advanced Devices, Inc.
for a purchase price of approximately $8.1 million and assumed liabilities of approximately $62,000. The Company recorded the estimated excess purchase price over net assets acquired of approximately $7.2 million as goodwill. The value ascribed to the estimated excess purchase price over net assets acquired is preliminary and is subject to change. Other intangibles are not material. The product line, which manufactures electrical wiring devices, will be integrated into the Company's Napa Valley, CA manufacturing facility. The Company borrowed $4.5 million on its revolving credit facility to partially finance this acquisition.

The Company conducts its operations through its two businesses, the manufacture and sale of electrical components and mechanical engineered components. The product offerings of the electrical components business ("EC") include specialty electrical components including, but not limited to, weather- and corrosion-resistant wiring devices and battery chargers; high-voltage utility switches, and transformer and power distribution products. The product offerings of the mechanical engineered components business ("MEC") include flexible shaft and remote valve control components and turbocharger actuators and related components.

In March 2004, the Company's Board of Directors of KCI and KCLLC decided to divest KCI's lock product line, as this business does not present a strategic fit with the Company's remaining businesses. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company recorded the assets and liabilities of the lock product line, formerly included in the results of the MEC business, as held for sale and reported the results of operations as discontinued operations.

The Company evaluates its operating segments' performance and allocates resources among them based on profit or loss from operations before interest, taxes, depreciation and amortization ("EBITDA"). EBITDA is not based on accounting principles generally accepted in the United States of America, but is the performance measure used by Company management to analyze and monitor the Company and is commonly used by investors and financial analysts to compare and analyze companies. This measure may not be comparable to similarly titled financial measures of other companies, does not represent alternative measures of the Company's cash flows or operating income, and should not be considered in isolation or as a substitute for measures of performance presented in accordance with generally accepted accounting principles.

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Key highlights from the Company's two businesses include:

EC Business

The EC business experienced a 6.9% increase in net sales from approximately $29.4 million for the Quarter 2003 to approximately $31.5 million for the Quarter 2004. Gross profit for the EC business increased by 13.7% for the Quarter 2004 as compared to the Quarter 2003. The EC business gross margin for the Quarter 2004 grew by 2.4%, resulting from higher net sales and favorable changes in product sales mix. EBITDA increased approximately $1.0 million, or 19.4%, from approximately $5.2 million for the Quarter 2003 to approximately $6.2 million for the Quarter 2004 primarily due to higher net sales and higher margins as compared to the Quarter 2003. The growth in the EC business was driven primarily by the specialty electrical components product line which experienced continued strength in both its recreational and industrial channels as the increased sales volume experienced in the fourth quarter of 2003 continued into the first quarter 2004.

MEC Business

The MEC business experienced a 35.0% increase in net sales from approximately $14.4 million for the Quarter 2003 to approximately $19.4 million for the Quarter 2004. The business' net sales increased as a result of continuing growth related to a new product of the Company's turbocharger components product line, which was introduced in December 2002. In addition, the net sales of the MEC business grew for the Quarter 2004 as compared to the Quarter 2003 related to the impact of the Arens acquisition. EBITDA was approximately $4.8 million for the Quarter 2004 as compared to approximately $3.6 million for the Quarter 2003. This growth in EBITDA for the Quarter 2004 is attributable to the Company's turbocharger product line, which continues to benefit from a new product introduced in December 2002, as well as, the impact of the Arens acquisition.

Commenting on the Company's results, Robert B. Kay, President of Key Components, said, "We are very pleased with our financial performance for the first quarter. Continuing on our momentum from the prior quarter, KCI has been able to take advantage of our manufacturing efficiency and engineering investments over the last couple of years and translate top line growth into strong operating cash flows. The combination of a rebound in certain of our core markets, the benefits of new product introductions and the impact of the successful fold in acquisition in our Flexible Shaft product line has created meaningful revenue and earnings momentum for the company.
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Key Components continues to look for growth opportunities to capitalize on our leading market positions and value added engineering input to our OEM customer base which will include additional new product introductions and complementary acquisitions. Along these lines, the ADI acquisition will add meaningful top line growth opportunities to our Specialty Electric Components product line in addition to the operational synergies which will be realized as this operation is folded into our existing manufacturing operations."

Key Components is a leading manufacturer of custom-engineered essential componentry for application in a diverse array of end-use products. Operating through well known subsidiary companies with established brand names including Marinco, AFI, Guest Products, Turner Electric, Acme Electric, B.W. Elliott Mfg. and Gits Mfg. Co., the Company targets original equipment manufacturer ("OEM") markets where the Company believes its value-added engineering and manufacturing capabilities, along with its timely delivery, reliability, and customer service, enable it to differentiate the Company from its competitors and enhance profitability.

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's expectations and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, among other things, risks associated with consumer acceptance of the Company's product lines, risks associated with the introduction of new applications, the impact of competitive products and pricing, changing economic conditions, and other risk factors detailed in documents filed by the Company with the Securities and Exchange Commission. Investors are encouraged to consider the risks detailed in those filings.

Key Components is an affiliate of Kelso & Co. of New York, New York and Millbrook Capital Management, Inc. of Millbrook, New York, both investment firms specializing in acquisitions and management services.

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Key Components' Q1 2004 Earnings conference call is scheduled for Thursday, May
20, 2004, 11:30AM ET. Interested parties may dial-in at (888) 445-9508 to participate, or access a recording of the call by dialing (800) 642-1687, access code 7479018.

For further information, please contact:
Company:                               Investor Relations:
Robert B. Kay                          Elisa Kletter-Ickes
President                              Lippert/Heilshorn & Associates
                                       (212) 838-3777

Keith A. McGowan
Chief Financial Officer
(914) 332-8088



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EBITDA is not based on accounting principles generally accepted in the United
States of America, however, is presented to explain the impact of certain items and to provide a measure of the Company's operating performance in a way that management believes is commonly used by investors and financial analysts to analyze and compare companies. This measure may not be comparable to similarly titled financial measures of other companies, does not represent alternative measures of the Company's cash flows or operating income, and should not be considered in isolation or as a substitute for measures of performance presented in accordance with generally accepted accounting principles. In computation of the financial maintenance covenants under the Company's credit facility, the Company adjusts EBITDA for certain changes as defined in the agreement. The reconciliation from EBITDA to Net Income is set forth below.


                        Selected Balance Sheet Highlights

($ in thousands)                     March 31, 2004          December 31, 2003
----------------                     --------------          -----------------

Total Assets                            $   187,945             $   184,705
Net Debt                                    128,539                 129,328
Member's Equity                              23,855                  21,380
Total Liabilities and Equity            $   187,945             $   184,705

Note: The Company defines Net Debt as total outstanding debt including Letters of Credit less cash.


                       Select Income Statement Highlights



                                             Three Months ended March 31,
                                      ----------------------------------------
($ in thousands)                        2004          2003         Change
----------------                        ----          ----   -----------------

Net Sales                             $ 50,868    $ 43,807   $  7,061     16.1%
Cost of Goods Sold                      31,419      27,417      4,002     14.6%
                                      --------    --------   --------     ----
Gross Profit                            19,449      16,390      3,059     18.7%
SG&A Expense                            10,506       9,234      1,272     13.8%
                                      --------    --------   --------     ----
Operating Income                      $  8,943    $  7,156   $  1,787     25.0%
                                      ========    ========   ========     ====
EBITDA                                $  9,836    $  8,044   $  1,792     22.3%
Depreciation & Amortization Expense        893         888          5      0.6%
Interest Expense                         3,017       3,143       (126)    -4.0%
                                      --------    --------   --------     ----
Income before Income Taxes            $  5,926    $  4,013   $  1,913     47.7%
Provision for Income Taxes               2,359       1,732        627     36.2%
                                      --------    --------   --------     ----
Income from Continuing Operations        3,567       2,281      1,286     56.4%
(Loss) Income from
Discontinued Operations               $ (1,192)   $    123   $ (1,315) -1069.1%
                                      --------    --------   --------   ------
Net Income                            $  2,375    $  2,404   $    (29)    -1.2%
                                      ========    ========   ========   ======